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                                                                    Exhibit 4.12

                             SIXTH AMENDMENT TO THE
                           COOPER CAMERON CORPORATION
                           COMPENSATION DEFERRAL PLAN

     WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the COOPER CAMERON CORPORATION COMPENSATION DEFERRAL PLAN (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of May 2, 2003:

     1. Section 2.1 of the Plan shall be deleted and the following shall be substituted therefor:

          "Section 2.1 Eligible Class. Key employees of the Employer (including but not limited to those employees who are eligible to receive Incentive Awards for a calendar year) shall be within the class of employees eligible to participate in the Plan."

     2. As amended hereby, the Plan is specifically ratified and reaffirmed.

     EXECUTED at Houston, Texas this 2nd day of May, 2003, effective for all purposes as provided above.

                                        COOPER CAMERON CORPORATION


                                        By: /s/ Jane Crowder
                                            ------------------------------------
                                            Name:  Jane Crowder
                                            Title: Vice President